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                             ICHOR Corporation
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                     17 Dame Street, Dublin 2 Ireland


For Immediate Release

Company Contact: Eric Turcotte  (604) 687-1124



                ICHOR CORPORATION ANNOUNCES SHARE EXCHANGE
                       AGREEMENT WITH HIPPOCAMPE S.A.


DUBLIN, Ireland, December 14, 2000 - ICHOR Corporation (OTC BB: ICHR.OB) announces that it has entered into Share Exchange Agreements to, directly and indirectly, acquire in excess of 94% of the outstanding shares of Hippocampe S.A. of Lyon, France in consideration of an aggregate of approximately 33,558,320 common shares and securities convertible into common shares of ICHOR (the "Transaction").

Concurrent with the closing of the Transaction, all of the currently outstanding shares of preferred stock of ICHOR will be redeemed or converted into shares of common stock of ICHOR. ICHOR anticipates that approximately 3,247,060 shares of ICHOR common stock will be issued on such redemption. After giving effect to the Transaction and the preferred stock redemption, the shareholders of Hippocampe will own approximately 80% of the fully diluted issued and outstanding common shares of common stock of ICHOR.

The Transaction is subject to certain conditions customary for transactions of this nature including, among other things, ICHOR receiving shareholder approval to increase its authorized share capital to a level necessary to complete the Transaction.

Hippocampe S.A. is a biotechnology company founded in 1990 by an experienced biologist, Dr. Pierre-Francois Serres. A French national holding several degrees in biology and one in management, Dr. Serres began his career as professor at the Medical faculty of the University of Lyon. From 1975 and prior to starting Hippocampe, he held various teaching and research positions at prestigious French universities and biomedical institutes, amongst them the well-known Institut Pasteur in Lyon.

Hippocampe is devoted to fundamental and applied research in the area of human and veterinary biology and medicine, with a particular emphasis on the humanitarian aspects i.e., retroviral pathogenesis, such as AIDS, oncogenesis, transplantation.


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Hippocampe's current objectives are to develop vaccine and therapeutic molecules and specific therapies for certain retroviral diseases or diseases with a viral autoimmune content. The first targeted products and applications concern AIDS.

Hippocampe believes to have made a major discovery with a new and precise molecular mimicry between a conserved part of GP41 in a trimeric form, a major HIV transmembrane protein, and Interleukine 2 or IL-2, the immune system's "conductor" protein. This major discovery explains and demonstrates that an HIV infection triggers an immune response that turns against the immune system itself. Hippocampe has further found that the above mimicry exists in all four-mammal species known to be "AIDS prone" (i.e. human, monkeys, felines and bovines). This research indicates potential for a major link that may have significant impact in developing an AIDS vaccine.

A portion of Dr. Serres research was recently published by the French Academy of Sciences in a paper entitled "Molecular Mimicry Between the Trimeric Ectodomain of the Transmembrane Protein of Immunosuppresive Lentiviruses (HIV-SIV-FIV) and Interleukin 2". This paper was communicated by Dr. Luc Montagnier, an internationally recognized expert in the AIDS research field. Dr. Serres findings were presented at the Foundation Marcel Merieux International Symposium on Autoimmunity Induced by Infection or Immunization.

Hippocampe's policy has been to thoroughly protect its technology by obtaining base patents followed by application patents. To date Hippocampe has four patents.

Commenting on this event, Mr. Jin Soo Choi, President of ICHOR stated "This Transaction, through which Hippocampe becomes a subsidiary of ICHOR, propels ICHOR into the exciting biotech industry and more specifically, into the viral fusion arena. Upon the closing of the Transaction, ICHOR will undergo major changes at the Board level, in management and in its shareholder base to better serve this new focus".

MFC Merchant Bank S.A. of Geneva, Switzerland has acted as an advisor in this transaction.

Certain statements included herein are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Management of ICHOR cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of ICHOR to differ include, but are not necessarily limited to, the risks and uncertainties discussed in documents filed by ICHOR with the Securities and Exchange Commission.